ARTICLES OF INCORPORATION
                          OF
                 SKY WAY AIRCRAFT, INC.


The undersigned proposes to form a corporation under the laws of the State of Nevada, relating to private corporations, and to that end hereby adopts articles of incorporation as follows:


                  ARTICLE ONE
                      NAME

The name of the corporation is SKY WAY AIRCRAFT, INC.


                  ARTICLE TWO
                   LOCATION

The registered office of this corporation is at 202
North Curry Street, Suite 100, City of Carson City,
State of Nevada, 89703-4121.   The resident agent
is State Agent and Transfer Syndicate, Inc.


                ARTICLE THREE
                   PURPOSES

The corporation is authorized to carry on any lawful business or enterprise.


                 ARTICLE FOUR
                CAPITAL STOCK

The amount of the total authorized capital of this corporation is $50,000 as 10,000,000 shares of preferred stock and 40,000,000 shares of common stock each with a par value of one mill ($.001).
Such shares are non-assessable.

                 ARTICLE FIVE
                   DIRECTORS

The initial governing board of this corporation
shall be styled directors and shall have one
member.   The name and address of the member of the
first board of directors is:



            Capt. Glenn Kovar
           202 North Curry Street, Suite 100
           Carson City NV 89703-4121


                 ARTICLE SIX
          ELIMINATING PERSONAL LIABILITY

Officers and directors shall have no personal
liability to the corporation or its stockholders
for damages for breach of fiduciary duty as an
officer or director.   This provision does not
eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of NRS 78.300.


                ARTICLE SEVEN
                INCORPORATORS

The name and address of the incorporator is:  State
Agent and Transfer Syndicate, Inc., 202 North Curry
Street, Suite 100, City of Carson City, Nevada
89703-4121.

                ARTICLE EIGHT
              PERIOD OF EXISTENCE

The period of existence of this corporation shall be perpetual.

                  ARTICLE NINE
      AMENDMENT OF ARTICLES OF INCORPORATION

The articles of incorporation of the corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of shareholders upon lawful notice.

                    ARTICLE TEN
                  VOTING OF SHARES

In any election participated in by the
shareholders, each shareholder shall have one vote
for each share of stock he owns, either in person
or by proxy as provided by law.   Cumulative voting
shall not prevail in any election by the shareholders of this corporation.

IN WITNESS WHEREOF the undersigned, STATE AGENT AND
TRANSFER SYNDICATE, INC., for the purpose of forming a corporation under the laws of the State of Nevada, does make, file and record these articles, and certifies that the facts herein stated are true; and I have accordingly set my hand this day, April 24, 2002.

INCORPORATOR:

 /s/Cher Falk
---------------------------------------
Cher Falk for
State Agent and Transfer Syndicate, Inc.


         CERTIFICATE OF ACCEPTANCE
      OF APPOINTMENT BY RESIDENT AGENT

State Agent and Transfer Syndicate, Incorporated hereby certifies that on April 24, 2002, we accepted appointment as Resident Agent for the above named corporation in accordance with Sec.
78.090, NRS 1957.

IN WITNESS WHEREOF, I have hereunto set my hand this April 24, 2002

/s/Cher Falk
--------------------------------------------
Cher Falk for
State Agent and Transfer Syndicate.